Exhibit A

AUDITED FINANCIAL STATEMENTS AND
SUPPLEMENTAL SCHEDULE

NOVA Chemicals Inc. Capital Accumulation Plan

Years Ended December 31, 2007 and 2006
With Report of Independent Registered Public Accounting Firm

NOVA Chemicals Inc.
Capital Accumulation Plan

Audited Financial Statements and Supplemental Schedule

Years Ended December 31, 2007 and 2006

Report of Independent Registered Public Accounting Firm

The Audit, Finance and Risk Committee

NOVA Chemicals Inc. Capital Accumulation Plan

We have audited the accompanying statements of net assets available for benefits of the NOVA Chemicals Inc. Capital Accumulation Plan as of December 31, 2007 and 2006, and the related statements of changes in net assets available for benefits for the years then ended.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2007 and 2006, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2007 is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ Ernst & Young LLP

June 24, 2008

NOVA Chemicals Inc.

Capital Accumulation Plan

Statements of Net Assets Available for Benefits

	December 31
	2007	2006

Assets
Investments, at fair value (Note 3)	$16,824,867	$17,666,351
Participant loans	352,203	494,095
Total investments	17,177,070	18,160,446

Cash, non-interest bearing	—	1,590
Dividends receivable	5,026	4,887
Net assets available for benefits, at fair value	17,182,096	18,166,923

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(2,277)	13,596

Net assets available for benefits	$17,179,819	$18,180,519

See accompanying notes.

NOVA Chemicals Inc.

Capital Accumulation Plan

Statements of Changes in Net Assets Available for Benefits

	Years Ended December 31
	2007	2006
Investment income (expense):
Interest	$99,567	$95,738
Dividends	838,486	818,976
Realized and unrealized appreciation (depreciation) of investments (Note 3)	1,112,403	(514,690)
	2,050,456	400,024

Contributions:
Employer	591,328	621,681
Participating employees	954,397	974,244
Employee rollovers	15,000	32,094
	1,560,725	1,628,019
Total investment income and contributions	3,611,181	2,028,043

Distributions to participants	(4,611,881)	(2,481,623)
Transfers to the Plan	—	98,062
Decrease in net assets available for benefits	(1,000,700)	(355,518)

Net assets available for benefits at beginning of year	18,180,519	18,536,037
Net assets available for benefits at end of year	$17,179,819	$18,180,519

See accompanying notes.

NOVA Chemicals Inc.

Capital Accumulation Plan

Notes to Financial Statements

December 31, 2007 and 2006

1. Description of the Plan

The following description of NOVA Chemicals Inc. Capital Accumulation Plan (the Plan) provides only general information. Participants should refer to the Plan Document and the Summary Plan Description for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan which was established by the Board of Directors of NOVA Chemicals Inc. (the Company or Employer) on October 1, 1996, to provide the union employees of the Beaver Valley Plant and the Indian Orchard Site (who joined the amended plan on January 1, 2000) the opportunity to save for their future financial needs. Employees are eligible to participate in the Plan on their date of employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions

Participants may make qualified contributions to the Plan of not less than one percent (1%) nor more than one hundred percent (100%) (ten percent (10%) for highly compensated employees) of their pre-tax or after-tax base pay, such contributions not exceeding $15,500 and $15,000 in total in the calendar years 2007 and 2006, respectively. All participant contributions are made through payroll deductions and are subject to maximum and minimum contribution limitations as determined by the Internal Revenue Service. Contributions and any investment earnings are not taxable until withdrawn.

For Beaver Valley Plant participants, the Company contributes on behalf of the employee two percent (2%) for each one percent (1%) of participant contributions up to a maximum six percent (6%) Company contribution. Participant contributions, investment earnings and, effective January 1, 2007, Company contributions are directed by the individual plan participants to investment choices offered under the Plan.

For Indian Orchard Site participants, the Company contributes on behalf of the employee one-half percent (0.5%) for each one percent (1%) of employee contributions up to a maximum four percent (4%) Company contribution. Participant contributions, investment earnings and Company contributions are directed by the individual plan participants to investment choices offered under the Plan.

NOVA Chemicals Inc.

Capital Accumulation Plan

Notes to Financial Statements (continued)

December 31, 2007 and 2006

1. Description of the Plan (continued)

Participant Accounts, Vesting, and Distributions

Each participant’s account is credited with the participant’s and Employer’s contributions and allocations of the Plan’s earnings. Allocations are based on participant account balances. Each participant is, at all times, one hundred percent (100%) vested in their member accounts. Upon normal retirement or termination of employment, participants or beneficiaries may receive the value of his/her account. Distributions are made in lump-sum payments.

Participant Loans

Loans are available to all participants, other than participants who have terminated employment from the Company, enabling them to borrow a minimum of $1,000 up to the lesser of $50,000 or fifty percent (50%) of the participant’s vested account balance. The loans bear interest at a rate commensurate with local prevailing rates as determined by the plan administrator. Loans bear interest at rates of prime plus two percent (prime + 2%), are secured by the assets in the member’s account and must be repaid within five years.

Administration

The Company is the designated administrator of the Plan. The Company may delegate its administrative responsibilities to another person or persons, but shall remain the named fiduciary under ERISA, as amended.

Trustee

The investments are held under the terms of a trust agreement with The Charles Schwab Trust Company.

Termination Provisions

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions and terminate the Plan subject to the provisions of ERISA.

NOVA Chemicals Inc.

Capital Accumulation Plan

Notes to Financial Statements (continued)

December 31, 2007 and 2006

2. Summary of Significant Accounting Policies

Use of Estimates and Basis of Accounting

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

As described in Financial Accounting Standards Board Staff Position AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined Contribution Health and Welfare and Pension Plans (the FSP), investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measure attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to a fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a common collective trust (the Schwab Stable Value Fund). As required by the FSP, the statements of net assets available for benefits present the fair value of The Schwab Stable Value Fund and the adjustment from fair value to contract value. The fair value of the Plan’s interest in The Schwab Stable Value Fund is based on the information reported by the issuer of the common collective trust at year-end. The contract value of The Schwab Stable Value Fund represents contributions plus earnings, less participant withdrawals and administrative expenses.

In September 2006, the Financial Accounting Standards Board issued Statement No. 157, Fair Value Measurements (SFAS No. 157). This Statement establishes a framework for fair value measurements in the financial statements by providing a definition of fair value, guidance on the methods used to estimate fair value, and expanded disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and is generally applied prospectively. The impact of SFAS No. 157 on the Plans is being assessed by the Plans’ management.

Investment Valuation and Income Recognition

Except for investment contracts, the Plan’s investments are stated at fair value which equals the quoted market price on the last business day of the Plan year.  The shares of registered investment companies are valued at quoted market prices which represent the net asset values of shares held by the Plan at year-end.  The participant loans are valued at their outstanding balances, which approximate fair value.

NOVA Chemicals Inc.

Capital Accumulation Plan

Notes to Financial Statements (continued)

December 31, 2007 and 2006

2. Summary of Significant Accounting Policies (continued)

Investment contracts are stated at contract value which is equal to principal balance plus accrued interest. As provided in the FSP, an investment contract is generally permitted to be valued at contract value, rather than fair value, to the extent it is fully benefit-responsive. The fair value of the investment contract is calculated by discounting the related cash flows based on current yields of similar instruments with comparable durations.

Purchases and sales of securities are recorded on a trade-date basis.  Interest income is recorded on the accrual basis.  Dividends are recorded on the ex-dividend date.

Administrative Costs

All investment fees (included in Investment income (expense) on the accompanying Statements of Changes in Net Assets Available for Benefits) are paid from the Plan’s assets. All other administrative costs are paid by the Plan’s sponsor with the exception of the origination fee for loans, which are paid directly by the employee.

3. Investments

Investments that represent five percent (5%) or more of the fair value of the Plan’s net assets are as follows:

	December 31
	2007		2006

NOVA Chemicals Corp Stock*	$4,019,806		$5,373,905
Fidelity Equity Income II	1,714,102		1,901,549
Fidelity Magellan	1,470,687		1,188,799
PIMCO Total Return Fund	1,114,235		1,145,186
ING Intl Value CL A	1,090,690		1,323,230
Vanguard Index 500	1,083,356		1,094,650
TransCanada Corporation Stock	1,021,285		1,349,734
Schwab Stable Value Fund	845,386	**	1,044,104

*As of December 31, 2007 and December 31, 2006, $0 and $895,729, respectively, of the total NOVA Chemicals Corp Stock, was nonparticipant-directed.

**Amount is not 5% or more of the fair value of the Plan’s net assets as of December 31, 2007; shown for comparative purposes only.

NOVA Chemicals Inc.

Capital Accumulation Plan

Notes to Financial Statements (continued)

December 31, 2007 and 2006

3. Investments (continued)

During 2007 and 2006, the Plan’s investments (including investments bought, sold and held during the year) appreciated (depreciated) in value by $1,112,403 and $(514,690), respectively, as follows:

	December 31
	2007	2006
Investments at Fair value as Determined by Quoted Market Prices
Common stock	$1,048,885	$(945,745)
Common collective trusts	51,901	112,236
Shares of registered investment companies	(42,590)	263,298
	1,058,196	(570,211)
Investments at Contract Value
Schwab Stable Value Fund	54,207	55,521
Net change	$1,112,403	$(514,690)

4. Nonparticipant-Directed Investments

Information about the net assets and the significant components of changes in net assets related to the nonparticipant-directed investments is as follows:

	December 31
	2007	2006

Investments, at fair value based on quoted market price:
NOVA Chemicals Corp Stock – common stock	$—	$895,729

Changes in net assets:
Investment expense
Realized and unrealized depreciation in fair value of investments	$—	$(131,507)

Contributions	—	576,287
Interest and dividends	—	3,093
Interfund transfers	—	(563,550)
Non-participant restriction amendment (see Note 1)	(895,729)	—
	(895,729)	15,830

Distributions to participants	—	(1,798)
Decrease in net assets available for benefits	$(895,729)	$(117,475)

NOVA Chemicals Inc.

Capital Accumulation Plan

Notes to Financial Statements (continued)

December 31, 2007 and 2006

5. Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the accompanying Statements of Net Assets Available for Benefits.

6. Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated October 27, 2003, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the Internal Revenue Service, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended, is qualified and the related trust is tax-exempt.  The Plan submitted a request for a new determination letter on January 31, 2008.

7. Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	December 31
	2007	2006

Net assets available for benefits per the financial statements	$17,179,819	$18,180,519
Investment contract valuation – adjustment from contract value to fair value	2,277	(13,596)
Net assets available for benefits per the Form 5500	$17,182,096	$18,166,923

Supplemental Schedule

NOVA Chemicals Inc.

Capital Accumulation Plan

EIN #36-3203832          Plan #021

Schedule H, Line 4i – Schedule of Assets

(Held at End of Year)

December 31, 2007

			Current
Description of Assets	Units/Shares	Cost	Value

Investments:
NOVA Chemicals Corp Stock (1)	124,068	$1,980,018	$4,019,806
Fidelity Equity Income II	74,591	1,776,276	1,714,102
Fidelity Magellan	15,667	1,517,386	1,470,687
PIMCO Total Return Fund	104,231	1,100,126	1,114,235
ING Intl Value CL A	58,671	1,063,893	1,090,690
Vanguard Index 500	8,016	920,506	1,083,356
TransCanada Corporation Stock (1)	24,952	371,516	1,021,285
Schwab Stable Value Fund (1)	48,535	777,296	845,386
Europacific Growth R4	13,580	651,895	681,183
Schwab Managed Ret 2010 CL II (1)	36,498	541,096	579,225
Schwab Managed Ret 2020 CL II (1)	31,346	500,434	551,380
Schwab Managed Ret 2030 CL II (1)	26,182	476,943	496,676
Royce Value Plus Service	33,608	500,703	464,124
Goldman Sachs Mid Cap Value A	13,027	490,536	460,515
WF Advantage Growth Fund	14,595	359,016	422,513
Goldman Sachs Growth Oppor A	14,215	329,299	321,120
Goldman Sachs Small Cap Value A	6,572	273,100	224,839
Schwab Managed Ret 2040 CL II(1)	7,323	139,509	142,872
Federated US Govt Sec 2-5 Yrs	10,421	114,924	118,285
Schwab Managed Ret 2050 CL II(1)	191	2,007	1,975
Schwab Money Market Funds (1)	612	630	613
Total investments		13,887,109	16,824,867

Other:
Participant loans (2)		352,203	352,203
		$14,239,312	$17,177,070

(1)	Represents party in interest to the Plan.

(2)

Loans are available to all participants enabling them to borrow up to the lesser of $50,000 or fifty percent (50%) of the participant’s account balance. The current loan accounts bear interest at rates of prime plus two percent 2%, are secured by the assets in the member’s account and must be repaid within five years.